Exhibit 99.1

News Release

FOR RELEASE: September 25, 2013 8:30 AM EST:

CONTACT:	Ray Singleton
303-296-3076, Ext. 102

EARTHSTONE ENERGY NAMED AMONG “FASTEST-GROWING COMPANIES”
BY OIL & GAS JOURNAL

DENVER, COLORADO – EARTHSTONE ENERGY, INC. (NYSE MKT:ESTE) reported today that the September 2013 issue of the Oil & Gas Journal (OGJ) named Earthstone among the Fastest-Growing Companies for the 2012 calendar year (the most recent data).  The OGJ ranks U.S. based, publicly traded oil and gas producers annually in its “OGJ 150/100” article.  Although primarily ranked in terms of assets, companies are additionally ranked on thirteen US-based benchmarks, including the fastest growing category. While the Company was ranked 110th in terms of assets, it was ranked 5th Fastest Growing, 6th in Return on Assets, 7th in Return on Revenue and 10th in Return on Stockholder’s Equity.

Ray Singleton, President of the Company, stated, “In addition to these results, our net income performance remains most impressive.  While our asset base is ranked 110th, our low cost operating structure, relative to other publicly traded companies, has placed us into 63rd place in terms of net income; out-performing forty-six other companies that have an asset base larger than ours.”

“We are certainly pleased to be recognized in this way; especially to see our results relative to our peers,” Singleton continued.  “Not content to rest on our laurels, we remain focused on our current efforts in North Dakota and our new venture in Nebraska.”

ABOUT EARTHSTONE ENERGY:

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin and south Texas.  Earthstone is traded on NYSE MKT under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

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THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements also include comments regarding the future contributions of various personnel.  Factors that could cause actual results to differ materially include, contract terms and compensation in addition to economic and political events affecting supply and demand for oil and gas and government regulations.  These and other factors are discussed in more detail in Earthstone Energy’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed for March 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.  The Company disclaims any obligation to update forward-looking statements.